Exhibit 4.2

             [Letterhead of Dole Food Company, Inc.]




[DATE]



[EMPLOYEE NAME]
[SSN]

Dear [FIRST NAME]:

The Compensation and Benefits Committee of the Board granted you a Non-Qualified Stock Option to purchase Dole Food Company, Inc.
common stock as follows:

       Date of Grant                      [DATE OF GRANT]
       Stock Option Plan                  [PLAN]

       Option Price Per Share             [OPTION PRICE]
       Total Number of Options Granted    [NUMBER OF SHARES GRANTED]

The Option Period is the ten year period commencing on the Date of Grant and continuing to and including [ten years]. This option shall become exercisable with respect to [vesting %] of the total number of shares on each of the [vesting dates] anniversaries of the Date of Grant, so that all shares covered hereby shall be exercisable on [date fully vested].

By your acceptance of the Option, and execution of this Agreement, you agree that this option is in all respects subject to the terms and provisions of the Dole Food Company, Inc. 2001
Stock Option and Award Plan, as amended.

Please sign both copies of this Agreement and return one to the Corporate Human Resources Department in the enclosed confidential return envelope.



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For Dole Food Company, Inc.               Date


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Optionee                                  Date